Exhibit 23

[HAUSSER + TAYLOR LLC LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by references in Form 10-K/A of FirstMerit Corporation, of our report dated April 19, 2006 with respect to the statement of net assets available for benefits of FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan as of December 31, 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005.

/s/ Hausser + Taylor LLC

Cleveland, Ohio
April 28, 2006